CHARTER WRNY

AMENDED AND RESTATED

CHARTER

OF

WILTON REASSURANCE LIFE COMPANY OF NEW YORK

ARTICLE I

The name of this Corporation shall be:

Wilton Reassurance Life Company of New York

ARTICLE II

The principal office of this Corporation shall be located in the County of Westchester in the State of New York.

ARTICLE III

SECTION 1. The kind or kinds of insurance to be transacted by the Corporation are those kinds specified in Paragraphs “I”, “2” and “3”, Section I 113(a) of the Insurance Law of the State of New York, as follows:

I. “Life Insurance,” means every insurance upon the lives of human beings, and every insurance appertaining thereto, including the granting of endowment benefits, additional benefits in the event of death by accident, additional benefits to safeguard the contract from lapse, accelerated payments of part or all of the death benefit or a special surrender value upon (A) diagnosis of terminal illness defined as a life expectancy of twelve months or less, (B) diagnosis of a medical condition requiring extraordinary medical care or treatment regardless of life expectancy, (C) certification by a licensed health care practitioner of any condition which requires continuous care for the remainder of the insured’s life in an eligible facility or at home when the insured is chronically ill as defined by Section 7702(B) of the Internal Revenue Code and regulations thereunder, provided the accelerated payments qualify under Section IOJ(g)(3) of the Internal Revenue Code and all other applicable sections of federal law in order to maintain favorable tax treatment, or (D) certification by a licensed health care practitioner that the insured is chronically ill as defined by Section 7702(B) of the Internal Revenue Code and regulations thereunder, provided the accelerated payments qualify under Section IOI(g)(3) of the Internal Revenue Code and all other applicable sections of federal law in order to maintain favorable tax treatment and the insurer that issues such policy is a

CHARTER WRNY

qualified long term care insurance carrier under Section 4980(c) of the Internal Revenue Code or provide a special surrender value, upon total and permanent disability of the insured, and optional modes of settlement of proceeds. “Life insurance” also includes additional benefits to safeguard the contract against lapse in the event of unemployment of the insured or in the event the insured is a resident of a nursing home. Amounts paid the insurer for life insurance and proceeds applied under optional modes of settlement or under dividend options may be allocated by the insurer to one or more separate accounts pursuant to section four thousand two hundred forty of this chapter.

2.    “Annuities,” means all agreements to make periodical payments for a period certain or where the making or continuance of all or some of a series of such payments, or the amount of any such payment, depends upon the continuance of human life, except payments made under the authority of paragraph one hereof. Amounts paid the insurer to provide annuities and proceeds applied under optional modes of settlement or under dividend options may be allocated by the insurer to one or more separate accounts pursuant to section four thousand two hundred forty of this chapter.

3.    “Accident and health insurance,” means (i) insurance against death or personal injury by accident or by any specified kind or kinds of accident and insurance against sickness, ailment or bodily injury, including insurance providing disability benefits pursuant to article nine of the workers’ compensation law, except as specified in item (ii) hereof; and (ii) non-cancellable disability insurance, meaning insurance against disability resulting from sickness, ailment or bodily injury (but excluding insurance solely against accidental injury) under any contract which does not give the insurer the option to cancel or otherwise terminate the contract at or after one year from its effective date or renewal date; and any amendments to such paragraphs or provisions in substitution therefore which may be hereafter adopted.

SECTION 2. The Corporation may also engage in the reinsurance of the kinds of insurance business it is authorized to do.

SECTION 3. The foregoing enumeration of specific kinds of insurance shall not be held to limit or restrict the powers of the Corporation to carry on any other business to the extent necessarily or properly incidental to such kinds of insurance.

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SECTION 4. The Corporation shall have full power and authority to cede and assume reinsurance of any risks subject to the Insurance Law and the rules and regulations of the Insurance Department of the State of New York.

SECTION 5. The Corporation shall have and may exercise such other powers as are conferred upon it by law.

ARTICLE IV

The mode and manner in which the corporate powers of the Corporation shall be exercised is through a Board of Directors and through such Committees of the Board of Directors, officers and agents as such Board and the By-Laws of the Corporation shall empower.

ARTICLE V

SECTION I. The Board of Directors shall consist of not less than seven (7) or more than thi1ieen (13) directors. At least one third of the directors, but not less than three (3), shall not be officers or employees of the Corporation or of any company controlling, controlled by, or under common control with the Corporation and shall not be beneficial owners of a controlling interest in the voting stock of the Corporation or any such company. The number of directors shall be determined from time to time by the By-Laws or by action of the Board of Directors. No decrease in the number of directors shall shorten the term of any incumbent director.

SECTION 2. The directors shall be elected at each annual meeting of the stockholders of the Corporation, and the directors so elected shall hold office for one year and until their respective successors shall have been elected and shall have qualified. The directors shall be chosen and elected by a plurality of the whole number of shares voted.

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SECTION 3. Any director may be removed with or without cause by the majority vote of the stockholders present in person or by proxy at any meeting of stockholders. Not less than one-third of the directors may call a Special Meeting for the purpose of removing any director for cause and at such Special Meeting so called, such director may be removed by the affirmative vote of two-thirds of the remaining directors.

SECTION 4. Whenever any vacancy in the Board of Directors shall occur by death, resignation, removal or otherwise, and whenever the number of directors is increased, such vacancy may be filled and such additional directors may be elected, for the remainder of the term in which such event shall happen, by a majority vote of the directors then in office in such manner as may be prescribed by the By-Laws.

SECTION 5. If the directors shall not be elected in any year at the annual meeting of stockholders as hereinafter provided, or if, because of vacancy or vacancies on the Board of Directors, the number of the Board shall be less than seven (7), the Corporation shall not for that reason be dissolved, but every dire(;tor shall continue to hold office and discharge his duties until his successor shall have been elected.

SECTION 6. At all times a majority of the directors shall be citizens and residents of the United States, not less than one (I) thereof shall be a resident of the State of New York , and each director shall be at least eighteen (18) years of age.

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SECTION 7. No director shall be personally liable to the Corporation or any of its stockholders for damages for breach of duty as a director; provided, however, that the foregoing shall not eliminate or limit the liability of a director if a judgment or other final adjudication adverse to him or her establishes that his or her acts or omissions were in bad faith or involved intentional misconduct or were acts or omissions that he or she knew or reasonably should have known violated the Insurance law or that constituted a knowing violation of any other law or that he or she personally gained in fact a financial profit or other advantage to which he or she was not legally entitled.

ARTICLE VI

The annual meeting of the stockholders shall be held on the last Tuesday of April of each year, if not a legal holiday, and if a legal holiday, then on the next succeeding business day, at such place or hour as may from time to time be designated by the Board of Directors or President.

ARTICLE VII

Except as otherwise provided by law, the presence in person or by proxy at any meeting of stockholders of the holders of a majority of shares of the capital stock of the Corporation issued and outstanding and entitled to vote thereat shall constitute a quorum. If, however, such majority shall not be represented at any meeting of the stockholders, the holders of a majority of the shares present or represented and entitled to vote thereat shall have power to adjourn the meeting from time to time without notice until the requisite amount of shares entitled to vote at such meeting shall be represented. At such adjourned meeting at which the requisite number of shares entitled to vote thereat shall be represented, any business may be transacted which might have been transacted at the meeting as originally notified.

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ARTICLE VIII

The duration of the corporate existence of this Corporation shall be perpetual.

ARTICLE IX

The holders of stock of the Corporation shall not have any pre-emptive, preferential or other right to subscribe for or purchase or acquire any shares of any class of stock or any other securities of the Corporation, whether now or hereafter authorized, and whether or not convertible into, or evidencing or carrying the right to purchase, shares of stock of any class or, any other securities now or hereafter authorized and whether the same shall be issued for cash, services or property, or by way of dividend, or otherwise, other than such right, if any, as the Board of Directors in its discretion from time to time may determine; but all such shares of stock or other securities may be issued and disposed of by the Board of Directors, to the extent permitted by law, in such manner to such person or persons, on such terms, for such consideration and for such corporate purposes as the Board of Directors may deem advisable.

ARTICLE X

The amount of capital of this Corporation shall be TWO MILLION, FIVE HUNDRED TWO THOUSAND, FIVE HUNDRED DOLLARS ($2,502,500), to consist of FIVE HUNDRED FIFTY THOUSAND (550,000) shares of common stock of the par value of FOUR and 55/100 DOLLARS ($4.55) per share.

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ARTICLE XI

The Corporation may establish, maintain and operate offices and agencies and conduct business outside of the State of New York and in other states, countries, territories, dependencies, protectorates and in the District of Columbia, in such form and manner as the Board of Directors may determine.

ARTICLE XII

The Board of Directors shall adopt By-Laws for its own regulation and that of the conduct of the business of the Corporation, which By-Laws shall not be inconsistent with this Chatter or with the laws of the State of New York, and which By-Laws may be modified, rescinded or amended from time to time by majority vote of the Board of Directors at any special meeting called for that purpose, or at any regular meeting.

ARTICLE XIII

SECTION I. To the extent permitted and in the manner prescribed by law, the Corporation shall indemnify any person made, or threatened to be made, a party to any action, suit or proceeding, civil or criminal, by reason of the fact that he, his testator or intestate, is or was Director or Officer of the Corporation or of any other corporation of any type or kind, domestic or foreign, which he served in any capacity at the request of the Corporation, against judgments, fines, amounts paid in settlement and reasonable expenses (which the Corporation may advance), including attorneys’ fees, actually and necessarily incurred as a result of such action, suit or proceeding, or any appeal therein. The foregoing right of indemnification shall not be exclusive of any other right to which any such person may be entitled . Neither the adoption

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of this resolution nor any modification or repeal hereof, or of any provision of any applicable law shall, unless otherwise required by law, enlarge or diminish any right of indemnification of a Director or Officer as it existed at the time of accrual of the alleged cause of action asserted in the threatened or pending action, suit or proceeding in which the expenses were incurred or other amount were paid.

SECTION 2. The Board, in its discretion, may authorize the Corporation to indemnify any person, other than a Director or Officer, for expenses incurred or other amounts paid in any civil or criminal action, suit or proceeding, to which such person was, or was threatened to be, made a party by reason of the fact that he, his testator or intestate, is or was an employee or agent of the Corporation or of any other corporation of any type or kind, domestic or foreign, which he served in any capacity at the request of the Corporation, against judgments, fines, amounts paid in settlement and reasonable expenses (which the Corporation may advance), including attorneys’ fees, actually and necessarily incurred as a result of such action, suit or proceeding, or any appeal therein.

Dated and effective as of May 25, 2010

Wilton Reassurance Life Company of New York

By:	/s/
Chris C. Stroup; President

By:	/s/
Mark R. Sarlitto; Secretary